Exhibit 23.5
CONSENT OF INDEPENDENT AUDITING FIRM
We hereby consent to the use in the proxy statement/prospectus constituting part of this registration statement on Form S-4 (Amendment No. 2) of Tower Group, Inc. of our audit report dated June 30, 2009, relating to the consolidated financial statements of HIG, Inc. as of December 31, 2008 and 2007 and for the years then ended, which appears in such proxy statement/prospectus. We also consent to the reference to us under the heading “Experts” in the proxy statement/prospectus constituting part of this Registration Statement.
/s/ Amper, Politziner & Mattia, LLP
Edison, New Jersey
September 25, 2009